Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements of Hologic, Inc. (“Hologic”) have been prepared to give effect to the acquisition by Hologic of Gen-Probe Incorporated (“Gen-Probe”) (the “Gen-Probe Acquisition”). The unaudited pro forma condensed combined balance sheet combines the unaudited condensed balance sheets of Hologic and Gen-Probe as of June 23, 2012 and gives effect to the Gen-Probe Acquisition as if it had been completed on that date. The unaudited pro forma condensed combined statement of operations for the nine months ended June 23, 2012 and year ended September 24, 2011 combines the historical results of Hologic and Gen-Probe and gives effect to the Gen-Probe Acquisition as if it had occurred on September 26, 2010. Hologic and Gen-Probe have different fiscal year end dates. While the difference is more than 93 days, Gen-Probe’s results for its fiscal year ended December 31, 2011 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended September 24, 2011 because the difference in fiscal periods is one quarter. As a result, Gen-Probe’s results of operations for the three months ended December 31, 2011 are included in the unaudited pro forma condensed combined statements of operations for both the year ended September 24, 2011 and the nine months ended June 23, 2012. Gen-Probe’s summary financial results for the three months ended December 31, 2011, which are included in both of these periods, are as follows (in thousands):

Revenue	$158,175
Costs and operating expenses	$128,746
Income from operations	$29,429
Net income	$19,859

The historical consolidated financial information of Hologic and Gen-Probe has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Gen-Probe Acquisition and the related debt financing, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial statements presented are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes and do not purport to represent what the financial position or results of operations would actually have been if the Gen-Probe Acquisition occurred as of the dates indicated or what such financial position or results of operations will be for any future periods. The actual financial position or results of operations reported by the combined company in periods following the Gen-Probe Acquisition may differ significantly from those reflected in these unaudited pro forma condensed combined financial statements for a number of reasons, including but not limited to the impact and benefits of the Gen-Probe Acquisition, cost savings from operating efficiencies, synergies and the incremental costs incurred in successfully integrating and operating the Gen-Probe business. There were no transactions between Hologic and Gen-Probe during the periods presented in the unaudited pro forma condensed combined financial statements that would need to be eliminated. The unaudited pro forma condensed combined financial statements are based upon the respective historical consolidated financial information of Hologic and Gen-Probe for the periods presented, and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial statements;

•	the separate historical consolidated financial statements of Hologic as of June 23, 2012 and for the nine months ended June 23, 2012 and June 25, 2011;

•	the separate historical consolidated financial statements of Hologic as of September 24, 2011 and September 25, 2010 and for each of the three years in the period ended September 24, 2011; and

•	the separate historical consolidated financial statements of Gen-Probe as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011.

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. As such, the unaudited pro forma condensed combined balance sheet reflects the consideration paid by Hologic to acquire Gen-Probe and has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the Gen-Probe Acquisition. Any differences between the estimated fair value of the consideration paid and the estimated fair value of the assets and liabilities acquired is recorded as goodwill. The amounts allocated to the acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary valuation estimates. Definitive allocations will be performed and finalized based on certain valuations and other studies that are currently being performed by Hologic with the services of an outside valuation specialist. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value upon obtaining all available information to complete the valuation of acquired assets and liabilities. For example, if the fair value of the definite-lived intangible assets changed by 10%, there would be a corresponding $19.0 million annual increase or decrease in amortization expense.

The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements. Differences between these preliminary estimates and the final purchase accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operation and financial position.

The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as increased depreciation and amortization expense on acquired tangible and intangible assets, increased interest expense on the debt incurred to complete the Gen-Probe Acquisition, decreased interest income related to the reduction in cash and marketable securities used to complete the Gen-Probe Acquisition and the tax impact related to these pro forma adjustments.

The unaudited pro forma condensed combined financial statements reflect the borrowing of $3.5 billion to fund the Gen-Probe Acquisition, consisting of senior secured term loan facilities in the aggregate principal amount of $2.5 billion and the sale of $1.0 billion in principal amount of senior notes. Fees and expenses incurred in connection with the financing and applicable interest rates under the term loans have been estimated for the purposes of preparing these unaudited pro forma condensed combined financial statements and are subject to change based on the related fees and expenses actually incurred and market changes that may result in a change in the actual interest rate applied to borrowings under the term loan facilities as compared to the rates assumed. For example, if interest rates increase or decrease by .125% on the amounts outstanding under the senior secured term loan facilities compared to the rates assumed, annual pro forma income before the provision for income taxes would increase or decrease approximately $3.1 million. This calculation excludes the senior notes as the interest rate on the notes is fixed at 6.25%.

The unaudited pro forma condensed combined statements of operations do not reflect certain amounts resulting from the Gen-Probe Acquisition because Hologic considers them to be of a non-recurring nature and are anticipated to be included in the income of Hologic within 12 months succeeding the transaction. These amounts include the estimated reduction in revenue of approximately $34.8 million to record an estimated receivable for future amounts due from Novartis for which there is no future contractual performance obligation related to Gen-Probe’s revenue-sharing arrangement, the cost of revenue impact of approximately $71.3 million for the write up of inventory to fair value, the reduction of deferred revenue of approximately $4.4 million for amounts that would not represent a contractual performance obligation at the close of the transaction, and approximately $61.6 million of acquisition-related fees and expenses. The unaudited pro forma condensed combined statements of operations do not include the impact of any revenue, cost or other operating synergies that may result from the Gen-Probe Acquisition or any related restructuring or other costs necessary to achieve anticipated cost savings, operating synergies and revenue enhancements. Cost savings, if achieved, could result from streamlining of product development initiatives, rationalization of overlapping functional areas, such as sales and marketing and certain general and administrative functions, and consolidation of manufacturing resources and field service and support.

Based on Hologic’s preliminary review of Gen-Probe’s summary of significant accounting policies disclosed in Gen-Probe’s financial statements, other than a reclassification of certain Gen-Probe expenses to cost of revenue discussed in the accompanying notes to the unaudited pro forma condensed combined financial statements, the nature and amount of any adjustments to the historical financial statements of Gen-Probe to conform their accounting policies to those of Hologic are not expected to be significant. Further review of Gen-Probe’s accounting policies and financial statements may result in required revisions to Gen-Probe’s policies and classifications to conform to Hologic’s.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 23, 2012

(In thousands)

	Reported As of
	June 23, 2012	June 30, 2012	Pro Forma Adjustments		Pro Forma Combined
	Hologic	Gen-Probe
Assets
Current Assets:
Cash and cash equivalents	$905,606	$166,456	$(600,465)	A	$471,597
Marketable securities	—	196,025	(196,025)	A	—
Trade receivables, net of allowances	336,437	67,906	34,771	B	439,114
Inventories	228,496	90,889	71,300	B	390,685
Deferred tax assets	27,570	8,529	1,505	C	37,604
Prepaid expenses and other current assets	36,875	21,664	25,597	D	84,136

Total current assets	1,534,984	551,469	(663,317)		1,423,136

Property and equipment, net	232,746	177,607	107,900	B	518,253
Marketable securities	—	88,713	(81,603)	A	7,110
Intangible assets, net	1,914,556	131,229	2,438,771	E	4,484,556
Goodwill	2,294,492	140,398	1,506,503	F	3,941,393
Other assets, net	50,016	59,751	75,312	G	168,205
			(16,874)	E

Total assets	$6,026,794	$1,149,167	$3,366,692		$10,542,653

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$—	$248,000	$(248,000)	A	$—
Acquisition related debt financing-current maturities	—	—	61,073	G	61,073
Accounts payable	55,064	20,220	—		75,284
Accrued expenses	374,850	40,872	—		415,722
Deferred revenue	127,193	1,369	(387)	B	128,175

Total current liabilities	557,107	310,461	(187,314)		680,254

Acquisition related debt financing-long-term	—	—	3,415,247	G	3,415,247
Convertible notes (principal $1,725,000)	1,542,146	—	—		1,542,146
Deferred income tax liabilities	844,154	19,271	999,439	C	1,862,864
Deferred revenue—long term	12,987	4,038	(4,038)	B	12,987
Other non-current liabilities	66,149	17,680	—		83,829
Stockholders’ equity:
Preferred stock	—	—	—		—
Common stock	2,649	5	(5)	I	2,649
Additional paid-in-capital	5,371,764	81,289	(81,289)	I	5,374,419
			2,655	H
Retained earnings (deficit)	(2,365,787)	719,175	(719,175)	I	(2,427,367)
			(61,580)	J
Accumulated other comprehensive loss	(2,857)	(2,752)	2,752	I	(2,857)
Treasury stock, at cost	(1,518)	—	—		(1,518)

Total stockholders’ equity	3,004,251	797,717	(856,642)		2,945,326

Total liabilities and stockholders’ equity	$6,026,794	$1,149,167	$3,366,692		$10,542,653

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended September 24, 2011

(In thousands, except per share data)

	Hologic September 24, 2011	Gen-Probe December 31, 2011	Pro Forma Adjustments		Pro Forma Combined(U)
Revenue	$1,789,349	$576,234	$—		$2,365,583
Costs and expenses:
Cost of revenue	688,712	173,645	9,130	K	871,487
Cost of revenue—amortization of intangible assets	177,456	—	131,570	L	309,026
Research and development	116,696	112,742	2,190	M	231,628
Selling and marketing	286,730	68,396	(9,729)	N	345,397
General and administrative	158,793	71,394	269	O	230,456
Amortization of intangible assets	58,334	11,061	47,272	P	116,667
Contingent consideration—compensation expense	20,002	—	—		20,002
Contingent consideration—fair value adjustments	(8,016)	—	—		(8,016)
Gain on sale of intellectual property, net	(84,502)	—	—		(84,502)
Goodwill and asset impairment charges	—	12,746	—		12,746
Restructuring / divestiture and other charges	699	—	—		699

	1,414,904	449,984	180,702		2,045,590

Income from operations	374,445	126,250	(180,702)		319,993
Interest income	1,860	8,695	(10,030)	Q	525
Interest expense	(114,846)	(2,070)	(177,876)	R	(294,792)
Other-than-temporary impairment loss on equity investment	—	(39,482)			(39,482)
Loss on extinguishment of debt	(29,891)	—	—		(29,891)
Other expense, net	(4,182)	(236)	—		(4,418)

Income (loss) before provision for income taxes	227,386	93,157	(368,608)		(48,065)
Provision (benefit) for income taxes	70,236	43,033	(137,491)	S	(24,222)

Net income (loss)	$157,150	$50,124	$(231,117)		$(23,843)

Net income (loss) per common and common equivalent share:
Basic	$0.60	$1.06			$(0.09)

Diluted	$0.59	$1.04			$(0.09)

Weighted average number of common shares outstanding:
Basic	261,099	47,254	(47,254)	T	261,099

Diluted	264,305	48,387	(48,387)	T	261,099

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended June 23, 2012

(In thousands, except per share data)

	Hologic June 23, 2012	Gen-Probe June 30, 2012	Pro Forma Adjustments		Pro Forma Combined(U)
Revenue	$1,414,104	$467,596	$—		$1,881,700
Costs and expenses:
Cost of revenue	558,192	155,302	7,428	K	720,922
Cost of revenue—amortization of intangible assets	135,792	—	98,678	L	234,470
Research and development	83,868	84,978	1,643	M	170,489
Selling and marketing	232,367	55,966	(8,009)	N	280,324
General and administrative	131,319	57,733	(6,171)	O	182,881
Amortization of intangible assets	47,204	8,291	35,459	P	90,954
Contingent consideration— compensation expense	44,064	—	—		44,064
Contingent consideration—fair value adjustments	35,034	—	—		35,034
Gain on sale of intellectual property, net	(12,424)	—	—		(12,424)
Goodwill and asset impairment charges	—	13,529	—		13,529
Restructuring/divestiture and other charges	1,268	—	—		1,268

	1,256,684	375,799	129,028		1,761,511

Income from operations	157,420	91,797	(129,028)		120,189
Interest income	1,947	5,030	(6,031)	Q	946
Interest expense	(83,614)	(1,624)	(133,357)	R	(218,595)
Loss on extinguishment of debt	(42,347)	—	—		(42,347)
Other income (expense), net	2,897	(723)	—		2,174

Income (loss) before provision for income taxes	36,303	94,480	(268,416)		(137,633)
Provision (benefit) for income taxes	32,170	32,446	(100,119)	S	(35,503)

Net income (loss)	$4,133	$62,034	$(168,297)		$(102,130)

Net income (loss) per common and common equivalent share:
Basic	$0.02	$1.36			$(0.39)

Diluted	$0.02	$1.33			$(0.39)

Weighted average number of common shares outstanding:
Basic	263,742	45,734	(45,734)	T	263,742

Diluted	266,359	46,747	(46,747)	T	263,742

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(In thousands, except per share information)

1.	Description of Transaction

On August 1, 2012, pursuant to the terms of an Agreement and Plan of Merger dated as of April 29, 2012, Hologic completed the acquisition of Gen-Probe. At the effective time and as a result of the acquisition, each share of common stock of Gen-Probe issued and outstanding immediately prior to the effective time of the Gen-Probe Acquisition was automatically converted into the right to receive $82.75 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”).

In addition, each outstanding Gen-Probe stock option, other than options granted on or after February 8, 2012, were cancelled and converted into the right to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price for each share subject to the applicable option. With respect to Gen-Probe stock options granted on or after February 8, 2012, each such option was converted pursuant to the merger agreement into a stock option to acquire shares of Hologic common stock on the same terms and conditions as were in effect immediately prior to the completion of the Gen-Probe Acquisition. The number of shares of Hologic common stock underlying each converted Gen-Probe stock option was determined by multiplying the number of shares of Gen-Probe common stock subject to such stock option immediately prior to the completion of the Gen-Probe Acquisition by the option exchange ratio, as defined in the Agreement and Plan of Merger. The exercise price per share of each converted Gen-Probe stock option was determined by dividing the per share exercise price of such stock option by the option exchange ratio. The fair value of the assumed stock options, whether vested or unvested, is recorded as part of the purchase consideration transferred, as detailed in Note 3(b), to the extent that pre-acquisition services have been rendered. The remainder of the fair value of the unvested stock options will be recorded as compensation expense in Hologic’s post-acquisition financial statements over the remaining vesting period following the Gen-Probe Acquisition completion date.

With respect to Gen-Probe performance shares, the performance periods applicable to each Gen-Probe performance share outstanding immediately prior to the effective time terminated immediately prior to the effective time, and 150% of the target number of Gen-Probe performance shares subject to each such Gen-Probe performance share award with respect to such performance period fully vested as of the effective time and were converted at the effective time into the right to receive the Merger Consideration for each performance share. With respect to Gen-Probe restricted stock, the vesting restrictions of each such share outstanding immediately prior to the effective time lapsed as of the effective time, and each such share of restricted stock was cancelled and converted into the right to receive the Merger Consideration for each share of restricted stock.

In connection with completing the Gen-Probe Acquisition, Hologic concurrently entered into (i) a senior secured term loan “A” facility in an aggregate principal amount of $1 billion, or the “Term Loan A Facility,” (ii) a senior secured term loan “B” facility in an aggregate principal amount of $1.5 billion, or the “Term Loan B Facility” and, together with the Term Loan A Facility, the “Term Loan Facilities,” and (iii) a revolving credit facility with aggregate revolving commitments of $300 million, or the “Revolving Credit Facility,” and together with the Term Loan Facilities, the “New Credit Facilities,” in each case among Hologic, as borrower, the guarantors thereunder, Goldman Sachs Bank USA, as administrative agent, and the other agents and lenders party thereto. In addition, concurrent with completing the Gen-Probe Acquisition, Hologic sold $1 billion of 6.25% senior notes due 2020 in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States in accordance with Regulation S under the Securities Act of 1933, as amended.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial statements of Hologic have been prepared to give effect to the Gen-Probe Acquisition. The unaudited pro forma condensed combined balance sheet combines the unaudited condensed balance sheets of Hologic and Gen-Probe as of June 23, 2012 and gives effect to the Gen-Probe Acquisition as if it had been completed on that date. The unaudited pro forma condensed combined statement of operations for the nine months ended June 23, 2012 and year ended September 24, 2011 combines the historical results of Hologic and Gen-Probe and gives effect to the Gen-Probe Acquisition as if it had occurred on September 26, 2010. Hologic and Gen-Probe have different fiscal year end dates. While the difference is more than 93 days, Gen-Probe’s results for the year ended December 31, 2011 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended September 24, 2011 because the difference in fiscal periods is one quarter. As a result, Gen-Probe’s results of operations for the three months ended December 31, 2011 are included in the unaudited pro forma condensed combined statements of operations for both the year ended September 24, 2011 and the nine months ended June 23, 2012. Gen-Probe’s summary financial results for the three months ended December 31, 2011, which are included in both of these periods, are as follows:

Revenue	$158,175
Costs and operating expenses	$128,746
Income from operations	$29,429
Net income	$19,859

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting. As such, the unaudited pro forma condensed combined balance sheet reflects the consideration paid by Hologic to acquire Gen-Probe and has been allocated to the assets acquired and liabilities assumed based upon management’s preliminary estimate of their respective fair values as of the date of the Gen-Probe Acquisition. Any differences between the fair value of the consideration paid and the estimated fair value of the assets and liabilities acquired is recorded as goodwill. The amounts allocated to the acquired assets and liabilities in the unaudited pro forma condensed combined financial statements are based on management’s preliminary valuation estimates. Definitive allocations will be performed and finalized based on certain valuations and other studies that are currently being performed by Hologic with the services of an outside valuation specialist. Accordingly, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed combined financial statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value after obtaining all available information to complete the valuation of acquired assets and liabilities.

Acquisition-related transaction costs (e.g., investment banker, advisory, legal, valuation, and other professional fees) and certain acquisition restructuring and related charges are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects the $61.6 million of estimated acquisition-related transaction costs of both companies as a reduction of cash with a corresponding decrease in retained earnings. These costs are not presented in the unaudited pro forma condensed combined statement of operations because they will not have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial statements do not reflect the expected realization of approximately $75 million in annual cost savings by the end of the third year following the Gen-Probe Acquisition or anticipated costs Hologic will incur to realize such synergies, including retention payments. These savings are expected to result from streamlining of product development initiatives, rationalization of overlapping functional areas, such as sales and marketing and certain general and administrative functions, and consolidation of manufacturing resources and field service and support. Although Hologic management expects that costs savings will result from the Gen-Probe Acquisition, there can be no assurance that these cost savings will be achieved.

3.	Purchase Price and Allocation

The following represents the purchase price for Gen-Probe:

Cash paid to Gen-Probe stockholders and equity award holders based on consideration of $82.75 per share(a)	$3,969,521
Fair value of outstanding Gen-Probe stock options to be exchanged for Hologic stock options(b)	2,655

Purchase price	$3,972,176

For purposes of this pro forma analysis, the above purchase price has been allocated based on a preliminary estimate of the fair value of net assets acquired.

Purchase Price Allocation
Book value of net assets acquired	$797,717
Less: Gen-Probe’s historical intangible assets	(148,103)
Less: Gen-Probe’s historical goodwill	(140,398)
Less: Gen-Probe’s historical net deferred income tax liabilities related to intangible assets and stock-based compensation	20,372

Adjusted book value of assets acquired	529,588
Remaining allocation:
Increase inventory to fair value(f)	71,300
Decrease deferred revenue to fair value	4,425
Increase property and equipment to fair value(g)	107,900
Increase in unbilled accounts receivable(c)	34,771
Increase in income tax receivable and related deferred tax assets (d)	65,873
Identifiable intangible assets at fair value(h)	2,570,000
Deferred income taxes liability(e)	(1,058,582)
Goodwill(i)	1,646,901

Estimated purchase price	$3,972,176

(a)	Reflects 45.9 million shares outstanding as of August 1, 2012, 4.5 million stock options (on a net basis of $82.75 per share less the applicable exercise price of the stock option), including the acceleration of unvested tranches for stock options granted prior to February 8, 2012, automatically exercised at closing, and 0.2 million restricted stock units and restricted shares accelerated at closing, including the performance shares at 150%.

(b)	Represents the fair value of Gen-Probe stock options granted in 2012 for pre-merger services. ASC 805-10 requires that the fair value of replacement awards attributable to pre-merger service be included in the consideration transferred. The fair value of stock options allocated to pre-merger services was estimated as of August 1, 2012 to be $2.6 million using a binomial valuation model utilizing the assumptions noted below.

Risk-free interest rate	0.41%
Expected volatility	39.9%
Expected life (in years)	3.57
Dividend yield	0.0%
Weighted average fair value of stock options granted	$30.13

(c)	Represents the estimated fair value of cash to be received under Gen-Probe’s agreement with Novartis for the shipment of product to Novartis for which Gen-Probe has not received its portion under the revenue-sharing arrangement with Novartis as of June 30, 2012. Gen-Probe has no contractual performance obligation related to the product shipped to Novartis as of June 30, 2012.

(d)	Represents the estimated tax effect of the deduction Gen-Probe will receive from the automatic exercise of stock options and accelerated vesting of restricted stock units and restricted shares, including performance shares, at closing.

(e)	Represents the estimated deferred income tax liability at statutory tax rates related to acquired tangible and intangible assets for which the amortization and/or stepped up basis is not deductible for tax purposes ($2,788,396 x 38% = $1,059,591) slightly offset by the deferred tax asset related to the fair value of stock options assumed for pre-combination services recorded as part of the purchase price ($2,655 x 38% = $1,009).

(f)	As of the effective time of the Gen-Probe Acquisition, inventories are required to be measured at fair value. To estimate the required inventory step-up adjustment, Hologic utilized Gen-Probe’s inventory records as of August 1, 2012. Additionally, the estimated selling prices and selling and distribution costs used in determining the fair value were estimated using Gen-Probe historical results and Hologic’s experience with other acquisitions. This estimate of fair value is preliminary and subject to change and the ultimate adjustment to inventory may vary materially upon completing the analysis of fair value.

(g)	As of the effective time of the Gen-Probe Acquisition, property, plant and equipment is required to be measured at fair value, unless those assets are classified as held-for-sale on the Gen-Probe Acquisition date. The acquired assets can include assets that are not intended to be used or sold, or that are intended to be used in a manner other than their highest and best use. To estimate, the required step-up adjustment, Hologic utilized Gen-Probe’s fixed asset records as of August 1, 2012. Hologic estimated the fair value of property, plant and equipment using a combination of the cost and market approaches, depending on the component, and estimated that the fair value adjustment to increase property, plant and equipment will approximate $107.9 million. The estimate of fair value is preliminary and subject to change, and the ultimate adjustment to property, plant and equipment may vary materially upon completing the analysis of fair value. The estimated weighted average remaining useful life of the underlying assets, other than land and buildings, which is 40 years, is estimated to range from 4 to 5 years.

(h)	As of the effective time of the Gen-Probe Acquisition, identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used and that all assets will be used in a manner that represents the highest and best use of those assets. The consideration of company-specific synergies has been excluded because they are not market participant assumptions, which is a requirement for determining fair value of intangible assets.

Based upon a preliminary valuation analysis, for purposes of these pro forma combined condensed financial statements, the fair value of identified intangible assets and their weighted-average useful lives in years have been estimated as follows:

	Estimated Fair Value	Weighted Average Estimated Useful Life
Existing technology	$1,630,000	13
Customer contracts and relationships	610,000	12
Trade-names	90,000	12
In-process research and development	240,000	N/A

	$2,570,000

The preliminary fair value of the intangible assets has been estimated using the income approach in which the after-tax cash flows are discounted to present value. The cash flows are based on estimates used to price the transaction, and the discount rates applied were benchmarked with reference to the implied rate of return from the transaction model as well as the weighted average cost of capital. Based on the preliminary valuation, the acquired intangible assets are comprised of existing technology of approximately $1.63 billion, representing five product families, in-process research and development of approximately $240.0 million, representing a number of projects, customer relationship assets of approximately $610.0 million, and trade-names of approximately $90.0 million.

The existing technology assets relate to currently marketed products and related instrument automation, and consideration was only given to products that have been approved by the FDA. In-process research and development projects relate to in-process projects that have not reached technological feasibility and have no alternative future use. The primary basis for determining technological feasibility of these projects is obtaining regulatory approval to market the underlying product, which primarily pertains to receiving approval to perform certain diagnostic testing on Gen-Probe’s instrumentation, such as the PANTHER and TIGRIS. Given the uncertainties inherent with product development and introduction, there can be no assurance that any of the combined company’s product development efforts will be successful on a timely basis or within budget, if at all.

These preliminary estimates of fair value and estimated useful lives may vary materially from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of definite lived intangible assets would cause a corresponding $19.0 million annual increase or decrease in amortization expense. As Hologic completes its fair value analysis, additional information may be obtained by Hologic regarding the specifics of Gen-Probe’s intangible assets, and additional insight may be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) the estimated allocation of value between definite-lived and indefinite-lived intangible assets and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known as Hologic completes its final acquisition accounting.

(i)	After allocation of the preliminary purchase price to the estimated fair values of acquired assets and liabilities as of June 23, 2012, goodwill is approximately $1.65 billion. The factors contributing to the recognition of the amount of goodwill are based on several strategic and synergistic benefits that are expected to be realized from the Gen-Probe Acquisition. These benefits include the expectation that the combined company’s complementary products in the molecular diagnostics market with Gen-Probe’s fully automated product franchise will significantly broaden Hologic’s offering in women’s health and diagnostics. The combined company will benefit from a broader global presence and with Hologic’s direct sales force and marketing in Europe and its investment in China distribution, the growth prospects of Gen-Probe’s products are expected to be enhanced. The combined company anticipates significant cross-selling opportunities within the diagnostics market through Hologic’s larger channel coverage and physician sales team.

4.	Pro Forma Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

The following pro forma adjustments are based on preliminary estimates, which may change as additional information is obtained:

(A) Reflects adjustments to cash related to the following:

Cash proceeds received from debt financing(a)	$3,476,320
Liquidation of Gen-Probe marketable securities(b)	277,628

Gross cash received	$3,753,948
Cash payment made to Gen-Probe equity-holders(c)	(3,969,521)
Estimated acquisition-related transaction costs of Hologic and Gen-Probe(d)	(61,580)
Estimated deferred financing costs incurred by Hologic(e)	(75,312)
Estimated repayment of Gen-Probe revolving credit facility(f)	(248,000)

Gross cash disbursed to fund the transaction	$(4,354,413)

$(600,465)

(a)	See item (G) below for long-term debt obligations.

(b)	Reflects that Gen-Probe’s marketable securities, except for one security valued at $7.1 million, were liquidated to fund the transaction.

(c)	Represents payment of cash to acquire equity interests, except for Gen-Probe stock options granted after February 8, 2012. See Note 3.

(d)	See item (J) below.

(e)	See item (G) below.

(f)	Reflects that Gen-Probe’s amounts outstanding under its revolving credit facility were repaid in connection with the Gen-Probe Acquisition.

(B) To adjust Gen-Probe’s tangible assets and liabilities to their estimated fair value, as follows:

To record a receivable for estimated future amounts due from Novartis related to Gen-Probe’s revenue-sharing arrangement, for which there is no future contractual performance obligation. See Note 3(c).	$34,771

Adjust acquired inventory to an estimate of fair value. In the periods following consummation of the Gen-Probe Acquisition, Hologic’s cost of revenue will reflect the increased valuation of Gen-Probe’s inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed will occur within the first year post-acquisition. This is considered a non-recurring adjustment with no continuing impact on the combined operating results and as such is not included in the unaudited pro forma condensed combined statement of income. See Note 3(f).

$71,300
Adjust for the estimated difference between the book value and the fair value of net property, plant and equipment. See Note 3(g).	$107,900
Adjust deferred revenue to estimated fair value. In the periods following consummation of the Gen-Probe Acquisition, amounts that would not represent a contractual performance obligation at the close of the transaction have been excluded from the pro forma condensed combined statement of operations as they are non-recurring items which are anticipated to be included in the income of Hologic within the 12 months succeeding the transaction, and other such amounts are uncertain to impact Hologic’s statements of operations in the future.	$(4,425)

(C) To record deferred taxes related to identified intangible assets and fair value adjustments, where required for step-up in basis for book purposes, at 38%, the estimated weighted average statutory tax rate, and the impact of adjusting deferred tax assets related to stock-based compensation. The adjustments to short-term tax assets and long-term deferred tax liabilities reflect the following:

Short Term Deferred Tax Assets:
Eliminate Gen-Probe’s historical stock based compensation deferred tax asset		$(6,503)
Eliminate Gen-Probe’s deferred tax liability related to intangible assets classified as short-term		8,039
Establish deferred tax liabilities for the following:
Increase in the basis of inventory	$71,300
Increase in the basis of unbilled accounts receivable	34,771

	$106,071
Estimated statutory tax rate	38%

		$(40,307)
Record deferred tax asset for estimated deduction for cashing out of equity awards, not recorded as a current income tax receivable (see (D) below)		40,276

Net adjustment to short-term deferred tax assets		$1,505

Long-Term Deferred Tax Liabilities:
Establish deferred tax liabilities for the following:
Increase in the basis of identified acquired intangible assets	$2,570,000
Increase in the basis of property, plant and equipment	107,900
Decrease in basis of deferred revenue	4,425

	$2,682,325
Estimated statutory tax rate	38%

		$1,019,284
Eliminate Gen-Probe’s historical deferred tax liability related to intangible assets		(34,009)
Record deferred tax asset for the fair value of pre-combination services related to Gen-Probe’s stock options that were converted into Hologic stock options at the estimated statutory tax rate of 38%		(1,009)
Eliminate Gen-Probe’s historical stock-based compensation deferred tax asset classified as long-term		15,173

Net adjustment to long-term deferred tax liabilities		$999,439

(D) To record estimated income taxes receivable of $25.6 million in Gen-Probe’s recently filed tax returns as a result of tax deductions from the automatic exercise and sale of stock options, that were granted prior to February 8, 2012, and the acceleration and sale of performance shares and restricted stock awards at closing. In total, the gross tax deduction is estimated to be approximately $162 million. Per the terms of Gen-Probe’s equity awards, the unvested tranches of stock options granted prior to February 8, 2012 and all performance shares and restricted stock awards become vested in connection with a change-in-control. At June 30, 2012, the unrecognized stock compensation expense related to these awards was approximately $28.6 million, which was recognized in Gen-Probe’s statement of operations immediately before the Gen-Probe Acquisition was completed.

(E) To reflect the acquired identifiable intangible assets at estimated fair value and elimination of Gen-Probe’s historical intangible assets as follows:

Estimated acquired intangible assets	$2,570,000
Eliminate Gen-Probe historical intangible assets	(131,229)

Intangible assets adjustment	$2,438,771

Eliminate Gen-Probe historical licenses related to acquired developed technology recorded in Other Assets	$16,874

(F) To reflect goodwill from the Gen-Probe Acquisition and elimination of Gen-Probe’s historical goodwill as follows:

Estimated transaction goodwill (Note 3i)	$1,646,901
Eliminate Gen-Probe historical goodwill	(140,398)

Goodwill adjustment	$1,506,503

(G) To reflect the increase in debt of $3.5 billion in aggregate principal, net of discounts of $23.8 million, incurred to complete the Gen-Probe Acquisition, consisting of senior secured term loan facilities in the aggregate principal amount of $2.5 billion and the sale of $1.0 billion in principal amount of 6.25% senior notes due 2020. The amount borrowed excludes a $300 million senior secured revolving credit facility that Hologic obtained as part of its senior secured facilities. Hologic used the borrowings under its term loan facilities, the proceeds from the sale of its senior notes and available combined cash and marketable securities of approximately $878.1 million to finance the Gen-Probe Acquisition, repay amounts outstanding under Gen-Probe’s existing revolving credit facility and pay acquisition related fees and expenses. The acquired debt has been classified as short-term and long-term, net of applicable discounts, based on the required repayment provisions of the Term Loan Facilities. In connection with obtaining this financing, Hologic has paid financing fees to the lenders and incurred other costs directly related to the financing transaction. Accordingly, an aggregate of approximately $75.3 million of deferred financing costs, including underwriters’ fees, is reflected as an adjustment to increase other assets.

(H) To record the fair value of pre-combination services related to Gen-Probe’s stock options that were converted into Hologic stock options upon completion of the Gen-Probe Acquisition as purchase price. The fair value of Gen-Probe’s options was calculated pursuant to Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation, as required by ASC Topic 805, Business Combinations. Hologic utilized the Binomial Option Pricing Model to determine the fair value of these stock options and using the ratio of pre-combination services to the aggregate vesting period applied to the aggregate fair value to determine the amount allocable to the purchase price.

(I) To eliminate the historical stockholders’ equity accounts of Gen-Probe.

(J) To record estimated non-recurring acquisition related transaction costs of both companies aggregating $61.6 million.

5.	Pro Forma Adjustments to Unaudited Pro Forma Condensed Consolidated Statements of Operations

(K) Adjustments to cost of revenue are comprised of the following:

	Year Ended September 24, 2011	Nine Months Ended June 23, 2012
Depreciation on property, plant and equipment fair value adjustment(a)	$4,882	$3,662
Elimination of Gen-Probe’s historical intangible asset amortization expense related to capitalized software costs and licenses	(6,619)	(5,097)
Reclassification of service expenses to cost of revenue from sales and marketing expense(b)	10,867	8,863

	$9,130	$7,428

(a)	Reflects depreciation expense of the estimated fair value adjustment related to Gen-Probe’s property, plant and equipment used in manufacturing and instruments at customer locations recorded on Gen-Probe’s balance sheet over its estimated remaining useful life. See Note 4(B) and Note 3(g) for additional information.

(b)	Expenses incurred by Gen-Probe to service and maintain its instruments at customer locations are included in sales and marketing in Gen-Probe’s historical statements of operations. This adjustment reclassifies the expenses incurred to cost of revenue to conform to Hologic’s classification of such expenses.

(L) To record intangible asset amortization expense related to acquired developed technology intangible assets on a straight-line basis over a weighted average estimated life of 13 years. See Note 3(h) for additional information.

(M) To record depreciation expense of the estimated fair value adjustment related to Gen-Probe’s property, plant and equipment related to research and development over its estimated remaining useful life. See Note 4(B) and Note 3(g) for additional information.

(N) Adjustments to sales and marketing expenses are comprised of the following:

	Year Ended September 24, 2011	Nine Months Ended June 23, 2012
Depreciation on property, plant and equipment fair value adjustment(a)	$1,138	$854
Reclassification of service expenses to cost of revenue from sales and marketing expense(b)	(10,867)	(8,863)

	$(9,729)	$(8,009)

(a)	Reflects depreciation expense of the estimated fair value adjustment related to Gen-Probe’s property, plant and equipment over its estimated remaining useful life. See Note 4(B) and Note 3(g) for additional information.

(b)	Expenses incurred by Gen-Probe to service and maintain its instruments at customer locations are included in sales and marketing in Gen-Probe’s historical statements of operations. This adjustment reclassifies the expenses incurred to cost of revenue to conform to Hologic’s classification of such expenses.

(O) Adjustments to general and administrative expenses are comprised of the following:

	Year Ended September 24, 2011	Nine Months Ended June 23, 2012
Depreciation on property, plant and equipment fair value adjustment(a)	$1,214	$911
Elimination of Gen-Probe’s historical intangible asset amortization expense related to patents	(945)	(784)
Elimination of acquisition transaction costs incurred by both Hologic and Gen-Probe related to this transaction recorded in the historical statements of operations	—	(6,298)

	$269	$(6,171)

(a)	Reflects depreciation expense of the estimated fair value adjustment related to Gen-Probe’s property, plant and equipment over its estimated remaining useful life. See Note 4(B) and Note 3(g) for additional information.

(P) Adjustments to amortization of intangible assets are comprised of the following:

	Year Ended September 24, 2011	Nine Months Ended June 23, 2012
New intangible asset amortization expense, excluding amounts recorded within cost of revenues(a)	$58,333	$43,750
Elimination of Gen-Probe’s historical intangible asset amortization expense(b)	(11,061)	(8,291)

	$47,272	$35,459

(a)	Reflects amortization expense of the estimated fair value of acquired intangible assets comprised of customer relationships and trade-names over their weighted average estimated useful lives of 12 years using the straight-line method of recognition. See Note 3(h) for additional information.

(b)	Gen-Probe’s historical amortization expense within this statement of operations line item includes amortization expense related to acquired technology-related intangible assets.

(Q) Adjustments to interest income are comprised of the following:

	Year Ended September 24, 2011	Nine Months Ended June 23, 2012
Elimination of estimated Hologic interest income(a)	$(1,335)	$(1,001)
Elimination of Gen-Probe’s historical interest and investment income(b)	(8,695)	(5,030)

	$(10,030)	$(6,031)

(a)	This adjustment reflects the decrease in interest income based on the estimated decrease in Hologic’s cash available for investment as a result of estimated cash utilized for the Gen-Probe Acquisition of $434.0 million. The weighted average rate of return for the average cash balance of Hologic was calculated to be approximately 0.31% based on the income earned by Hologic for the year ended September 24, 2011 divided by the average interest bearing cash balance during this period. This rate was applied to the anticipated decrease in cash available for investment to estimate the additional decrease in interest income.

(b)	This adjustment reflects elimination of all of Gen-Probe’s interest and investment income under the assumption that all of Gen-Probe’s cash and marketable securities, that are income-producing, would be used to fund the transaction.

(R) Adjustments to interest expense are comprised of the following:

	Year Ended September 24, 2011	Nine Months Ended June 23, 2012
New interest expense from the debt to fund the transaction(a)	$(179,955)	$(134,966)
Elimination of Gen-Probe’s historical interest expense(b)	2,079	1,609

	$(177,876)	$(133,357)

(a)

To reflect additional interest expense from the increase in debt of $3.5 billion aggregate principal to complete the acquisition of Gen-Probe as discussed above and related financing costs incurred to obtain such debt, calculated as set forth in the table below based on the assumed rates set forth therein. Each of the Term Loan Facilities and the senior notes will carry different interest rates, with the Term Loan Facilities bearing interest at variable rates. Based on the borrowings and contemplated interest rates under the Term Loan Facilities and the rate of the senior notes, the initial weighted average annual interest rate was 4.64%, excluding underwriters’ fees and discounts. Including the underwriters discount, the initial weighted average annual interest rate was 4.80%. If the actual interest rate were to increase or decrease by .125% on the amounts outstanding under the Term Loan Facilities compared to the rates assumed, annual pro forma income before the provision for income taxes would increase or decrease approximately $3.1 million. This calculation excludes the senior notes as the interest rate on the notes is fixed at 6.25% The amortization of estimated deferred financing costs, including underwriters’ fees and discounts, of $16.0 million per year and the annual commitment fee of $1.5 million on the Revolving Credit Facility were also included to determine the total increase in interest expense. The amortization of deferred financing costs, including underwriters’ fees and discounts, was based on the assumed term of each of the Term Loan Facilities and the senior notes. The repayment of the estimated financing requirements was not assumed for any of the statement of operations periods presented.

	Year Ended September 24, 2011	Nine Months Ended June 23, 2012
Cash interest on the Term Loan Facilities and the senior notes (based on an assumed weighted average interest rate of 4.64%)	$(162,500)	$(121,875)
Deferred financing costs	(12,076)	(9,057)
Original issuance discounts	(3,879)	(2,909)
Annual commitment fee	(1,500)	(1,125)

	$(179,955)	$(134,966)

(b)	To reflect the elimination of Gen-Probe’s interest expense related to amounts outstanding under its revolving credit facility, which was anticipated to be settled in connection with the acquisition.

(S) To record the tax benefit on pro forma loss before provision (benefit) for income taxes to reflect the estimated combined effective federal and state tax rate by applying 37.3% to the pro forma adjustments. Although not reflected in these unaudited pro forma condensed combined financial statements, the effective tax rate of the combined company could be significantly different depending on post-acquisition activities, including potential repatriation of earnings from subsidiaries outside the U.S. and geographical mix of taxable income affecting state and foreign taxes, among other factors. As Hologic completes the acquisition accounting for the Gen-Probe Acquisition and additional information becomes available, it is likely the applicable income tax rate will change. If the estimated effective rate were to change by 10%, the effect on the pro forma net loss for the year ended September 24, 2011 and nine months ended June 23, 2012 would be approximately $2.4 million and $3.6 million, respectively.

(T) To reflect the elimination of Gen-Probe’s weighted average shares outstanding. The impact of options issued in connection with the Gen-Probe Acquisition is anti-dilutive as there is a pro forma net loss for all periods presented.

(U) The pro forma condensed combined statements of operations do not reflect estimated transaction expenses to be incurred by Hologic of approximately $34.3 million, transaction expenses to be incurred by Gen-Probe of approximately $27.3 million, stock-based compensation expenses for the acceleration of vesting of outstanding stock options and restricted stock of approximately $28.6 million or the cost of revenue impact of approximately $71.3 million for the write up of inventory to fair value. The stock-based compensation charges were recorded by Gen-Probe in its fiscal third quarter of 2012.